Exhibit 99.1


NEWS BULLETIN



    FROM:
 CalAmp Logo

FOR IMMEDIATE RELEASE

           CalAmp Reports Fiscal 2009 Second Quarter Results


OXNARD, Calif., October 7, 2008--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fiscal 2009 second quarter ended August 31, 2008. Key elements include:
   * Consolidated second quarter revenues of $23.3 million; wireless datacom revenues of $20.1 million.
   * GAAP loss from continuing operations of $1.5 million, or $0.06 loss per basic and diluted share, within expectations; Adjusted Basis (non-GAAP) loss from continuing operations of $0.5 million or $0.02 loss per basic and diluted share, also within expectations.
   * Consolidated gross margin percentage of 32.0%; wireless datacom gross margin percentage of 37.5%.
   * Unit volumes of Direct Broadcast Satellite (DBS) product shipments to historically largest customer beginning to ramp up.

Rick Gold, CalAmp's President and Chief Executive Officer, commented, "Similar to last quarter, our operating results were driven by the continued strong performance of our wireless datacom business, which generated revenues of $20.1 million and accounted for 86% of our consolidated revenue. I am particularly pleased with the contributions from our mobile resource management-or MRM-product lines that continue to gain customer acceptance in applications targeted for high value asset tracking and fleet management."

Mr. Gold continued, "Satellite product sales were modest for most of the second quarter. However, I was encouraged to see unit volumes to our historically largest DBS customer begin ramping up significantly at the end of the quarter and we expect this will continue throughout the second half of fiscal 2009. We are committed to rebuilding our competitive position in the DBS market and I believe our recent efforts will help us achieve this goal and return CalAmp to profitability."

Fiscal 2009 Second Quarter Results
Total revenue for the fiscal 2009 second quarter was $23.3 million compared to $32.7 million for the second quarter of fiscal 2008. The reduction in revenues was due primarily to significantly lower sales of the Company's satellite products.

Gross profit for the fiscal 2009 second quarter was $7.5 million, or 32.0% of revenues compared to gross profit of $6.3 million, or 19.3% of revenue for the same period last year. The improvement in gross profit and gross margin percentage in the latest quarter was due primarily to higher MRM revenues and gross margin, and a charge included in last year's second quarter of $1.5 million for estimated expenses to correct a product performance issue with a key DBS customer.

Results of operations for the fiscal 2009 second quarter as determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") was a loss from continuing operations of $1.5 million, or $0.06 loss per basic and
diluted share.   This compares to a loss from continuing operations of $3.3 million, or $0.14 loss per basic and diluted share, in the second quarter of last year. The lower loss in the latest quarter was attributable to higher gross profit as discussed above.

The Adjusted Basis (non-GAAP) loss from continuing operations for the fiscal 2009 second quarter was $0.5 million, or $0.02 loss per basic and diluted share compared to an Adjusted Basis loss from continuing operations of $2.0 million or $0.08 loss per basic and diluted share for the same period last year. Adjusted Basis income (loss) from continuing operations excludes the impact of amortization of intangible assets, stock-based compensation expense and in-process research and development, each net of tax. A reconciliation of the GAAP basis income (loss) from continuing operations to Adjusted Basis income (loss) from continuing operations is provided in the table at the end of this press release.

Liquidity
At August 31, 2008, the Company had total cash of $4.7 million, with $26.0 million in total outstanding bank debt and a $5 million note payable to a key DBS customer. Net cash used by operating activities was $1.1 million for the three months ended August 31, 2008, primarily for working capital. For the six month period ended August 31, 2008, net cash generated by operating activities was approximately $700,000. During the latest quarter, bank term loan principal was paid down by $1.0 million. The bank term loan has a maturity date of June 30, 2009, and consequently the entire term loan balance of $26 million is classified as a current liability in the August 31, 2008 balance sheet. The Company has requested an extension of the maturity date, and is currently in discussions with the banks on this matter.

Business Outlook
Commenting on the Company's business outlook, Mr. Gold said, "Our third quarter outlook remains cautious due in part to continued uncertainty surrounding the U.S. economy, which may impact purchase decisions by key customers. That said, we expect sales of our satellite products to increase materially compared to the second quarter as unit volumes shipped to our historically largest DBS customer continue to ramp higher. Based on our current forecast, we believe fiscal 2009 third quarter consolidated revenues will be in the range of $26 to $30 million, with a GAAP basis net loss in the range of $0.03 to $0.07 per diluted share. The Adjusted Basis (non-GAAP) results of operations for the third quarter, which exclude amortization of intangible assets and stock-based compensation expense net of tax, are expected to be in the range of a $0.03 loss to $0.01 income per diluted share."

Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2009 second quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. The live webcast of the call is available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

CalAmp's President and CEO Rick Gold and CFO Rick Vitelle will host the conference call. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.


About CalAmp Corp.
CalAmp provides wireless communications solutions that enable anytime/anywhere access to critical data and content. The Company serves customers in the public safety, industrial monitoring and controls, mobile resource management, and direct broadcast satellite markets. The Company's products are marketed under the CalAmp, Dataradio, SmartLink, Aercept, LandCell and Omega trade names. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements, that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, product demand, increased competition, competitive pricing and continued pricing declines in the DBS market, the timing of customer approvals of new product designs, operating costs, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, the risk that the ultimate cost of resolving a product performance issue with one of the Company's key DBS customers may exceed the amount of reserves established for that purpose, the length and extent of the U.S. market downturn stemming from the recent tightening of credit markets that may impact the Company's business and that of its customers and which may constrain the Company's ability to refinance its bank term loan, and other risks or uncertainties that are described in the Company's fiscal 2008 Annual Report on Form 10-K as filed with the Securities and Exchange Commission on May 15, 2008. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:            AT FINANCIAL RELATIONS BOARD:
Rick Vitelle               Lasse Glassen
Chief Financial Officer    General Information
(805) 987-9000             (213) 486-6546
                           lglassen@frbir.com



                      -Financial Tables to Follow-

                                 CAL AMP CORP.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Unaudited, in thousands except per share amounts)


                                   Three Months Ended      Six Months Ended
                                        August 31,            August 31,
                                   ------------------     -----------------
                                     2008       2007        2008       2007
                                   -------    -------     -------    -------
Revenues                          $ 23,308   $ 32,668    $ 51,209   $ 79,061

Cost of revenues                    15,840     26,353      34,312     78,132
                                   -------    -------     -------    -------

Gross profit                         7,468      6,315      16,897        929

Operating expenses:
  Research and development           3,131      3,795       6,331      8,114
  Selling                            1,647      2,373       3,919      4,642
  General and administrative         3,266      3,457       6,362      6,659
  Intangible asset amortization      1,240      1,558       2,572      3,302
  In-process research
    and development                     -          -          -          310
                                   -------    -------     -------    -------
                                     9,284     11,183      19,184     23,027
                                   -------    -------     -------    -------
Operating loss                      (1,816)    (4,868)     (2,287)   (22,098)

Non-operating expense, net            (334)      (507)       (750)    (1,090)
                                   -------    -------     -------    -------

Loss from continuing operations
 before income taxes                (2,150)    (5,375)     (3,037)   (23,188)

Income tax benefit                     652      2,117       1,042      8,985
                                   -------    -------     -------    -------
Loss from continuing operations     (1,498)    (3,258)     (1,995)   (14,203)

Loss from discontinued
  operations, net of tax               -       (1,115)        -       (1,532)
                                   -------    -------     -------    -------
Net loss                          $ (1,498)  $ (4,373)   $ (1,995)  $(15,735)
                                   =======    =======     =======    =======



Basic and diluted loss per share:
  Loss from continuing
    operations                      $(0.06)    $(0.14)     $(0.08)    $(0.60)
  Loss from discontinued
    operations                          -       (0.05)         -       (0.07)
                                    ------     ------      ------     ------
Total basic and diluted
  loss per share                    $(0.06)    $(0.19)     $(0.08)    $(0.67)
                                    ======     ======      ======     ======

Shares used in per share
 calculations:
  Basic                             24,737     23,623      24,720     23,612
  Diluted                           24,737     23,623      24,720     23,612

                                    CAL AMP CORP.
                           BUSINESS SEGMENT INFORMATION
                             (Unaudited, in thousands)



                               Three Months Ended       Six Months Ended
                                   August 31,               August 31,
                              --------------------     ------------------
                               2008          2007       2008        2007
                              ------        ------     ------      ------

Revenue
  Satellite                  $  3,176    $  9,851    $ 10,817    $ 32,882
  Wireless DataCom             20,132      22,817      40,392      46,179
                              -------     -------     -------     -------
    Total revenue            $ 23,308    $ 32,668    $ 51,209    $ 79,061
                              =======     =======     =======     =======

Gross profit (loss)
  Satellite                  $    (81)   $ (1,835)   $    652    $(15,751)
  Wireless DataCom              7,549       8,150      16,245      16,680
                              -------     -------     -------     -------
    Total gross profit       $  7,468    $  6,315    $ 16,897    $    929
                              =======     =======     =======     =======

Operating income (loss)
  Satellite                  $ (1,324)   $ (3,064)(a)$ (1,656)   $(18,295)(a)
  Wireless DataCom                916(b)     (500)(c)   1,973(b)   (1,146)(c)
  Corporate expenses           (1,408)     (1,304)     (2,604)     (2,657)
                              -------     -------     -------     -------
Total operating loss         $ (1,816)   $ (4,868)   $ (2,287)   $(22,098)
                              =======     =======     =======     =======

 (a) Includes charges for estimated product warranty and related costs in the three and six-month periods ended August 31, 2007 of $1.5 million and $17.8 million, respectively.

 (b) Includes intangible asset amortization expense in the three and six-month periods ended August 31, 2008 of $1.2 million and $2.6 million, respectively.

 (c) Includes intangible asset amortization expense in the three and six-month periods ended August 31, 2007 of $1.6 million and $3.3 million, respectively.

                                  CAL AMP CORP.
                            CONSOLIDATED BALANCE SHEETS
                            (Unaudited - In thousands)

                                                   August 31,    February 28,
                                                      2008           2008
                                                    --------       --------

                    Assets
Current assets:
  Cash and cash equivalents                         $  4,697        $  6,588
  Accounts receivable, net                            16,612          20,043
  Inventories                                         23,977          25,097
  Deferred income tax assets                           4,698           5,306
  Prepaid expenses and other current assets           10,213           9,733
                                                    --------        --------
     Total current assets                             60,197          66,767

Equipment and improvements, net                        4,398           5,070
Deferred income tax assets, less current portion      16,289          14,802
Goodwill                                              28,224          28,520
Other intangible assets, net                          21,852          24,424
Other assets                                           3,491           3,458
                                                    --------        --------
                                                    $134,451        $143,041
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                 $ 31,030        $  5,343
  Accounts payable                                     9,708          10,875
  Accrued payroll and employee benefits                3,535           4,218
  Accrued warranty costs                               4,867           3,818
  Other accrued liabilities                           10,198          11,800
  Deferred revenue                                     3,085           4,005
                                                    --------        --------
     Total current liabilities                        62,423          40,059
                                                    --------        --------

Long-term debt, less current portion                     -            27,187

Other non-current liabilities                          1,090           2,375

Stockholders' equity:
  Common stock                                           252             250
  Additional paid-in capital                         144,252         144,318
  Accumulated deficit                                (73,144)        (71,149)
  Accumulated other comprehensive income (loss)         (422)              1
                                                    --------        --------
     Total stockholders' equity                       70,938          73,420
                                                    --------        --------
                                                    $134,451        $143,041
                                                    ========        ========

                                    CAL AMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                           Six Months Ended
                                                               August 31,
                                                          ------------------
                                                          2008         2007
                                                          ----         ----

Cash flows from operating activities:
    Net loss                                           $ (1,995)    $(15,735)
    Depreciation and amortization                         3,770        5,201
    Stock-based compensation expense                        361        1,027
    Write-off of in-process research
     and development costs                                  -            310
    Excess tax benefit from stock-based compensation        -            (55)
    Deferred tax assets, net                             (1,046)     (14,388)
    Loss on sale of discontinued operations,
     net of tax                                             -            935
    Gain on sale of investment                              -           (331)
    Changes in operating working capital                   (376)      20,934
    Other                                                   -             (2)
                                                       --------     --------
       Net cash provided (used) by
        operating activities                                714       (2,104)
                                                       --------     --------

Cash flows from investing activities:
    Capital expenditures                                   (561)        (920)
    Earn-out payments on Technocom acquisition             (872)         -
    Proceeds from sale of discontinued operations           420        4,000
    Proceeds from sale of property and equipment            -              4
    Proceeds from sale of investment                        -          1,045
    Acquisition of Aercept                                  -        (19,315)
    Acquistion of SmartLink, net of refunds from
     escrow fund                                            296       (7,944)
    Cash restricted for repayment of debt                   -         (3,309)
                                                       --------     --------
       Net cash used in investing activities               (717)     (26,439)
                                                       --------     --------

Cash flows from financing activities:
    Debt repayments                                      (1,500)      (1,476)
    Proceeds from stock option exercises                    -            157
    Excess tax benefit from stock-based compensation        -             55
                                                       --------     --------
       Net cash used in financing activities             (1,500)      (1,264)
                                                       --------     --------
Effect of exchange rate changes on cash                    (388)         640
                                                       --------     --------

Net change in cash and cash equivalents                  (1,891)     (29,167)

Cash and cash equivalents at beginning of period          6,588       37,537
                                                       --------     --------
Cash and cash equivalents at end of period             $  4,697     $  8,370
                                                       ========     ========

                                     CAL AMP CORP.
                           NON-GAAP EARNINGS RECONCILIATION
                (Unaudited, in thousands except per share amounts)


Non-GAAP Earnings Reconciliation
--------------------------------

"GAAP" refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Loss from Continuing Operations and Adjusted Basis Loss from Continuing Operations Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis (non-GAAP) Loss from Continuing Operations and Adjusted Basis Loss from Continuing Operations Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.


The reconciliation of the GAAP Basis Loss from Continuing Operations to Adjusted Basis (non-GAAP) Loss from Continuing Operations is as follows:


                                        Three Months           Six Months
                                           Ended                 Ended
                                         August 31,            August 31,
                                       -------------         -------------
                                        2008    2007         2008     2007
                                       -----   -----        -----    -----

GAAP Basis Loss from
 Continuing Operations               $(1,498)  $(3,258)    $(1,995) $(14,203)

Adjustments to reconcile to
 Adjusted Basis Loss from
 Continuing Operations:

  Amortization of intangible assets,
   net of tax                            815       955       1,690     2,024
  Stock-based compensation expense,
   net of tax                            231       315         237       597

  In-process R&D, net of tax              -         -          -         190
                                     -------   -------     -------   -------
Adjusted Basis Loss from
 Continuing Operations               $  (452)  $(1,988)   $   (68)  $(11,392)
                                     =======   =======     =======   =======
Adjusted Basis Loss from
 Continuing Operations
 per Diluted Share                   $ (0.02)  $ (0.08)   $     -   $  (0.48)

Weighted average common shares
  outstanding on diluted basis         24,737   23,623      24,720    23,612


The reconciling items above are tax effected using the year-to-date effective tax rate. The computation of the year-to-date effective income tax rate is as follows:


                                                          Six Months Ended
                                                             August 31,
                                                       ---------------------
                                                          2008          2007
                                                          ----          ----
Pretax loss from continuing operations
 as reported                                          $  (3,037)    $(23,188)
Income tax benefit, as reported                           1,042        8,985
                                                        -------      -------
Effective income tax rate                                  34.3%        38.7%
                                                        =======      =======